UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2007

AXS-ONE INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction
of incorporation)

1-13591 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070 (Address of principal executive offices, incliding zip code)

(201) 935-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Resignation of Robert Milks

Effective September 7, 2007, Robert Milks resigned from his position as Senior Vice President – Sales, Americas of AXS-One Inc.

(c) Appointment of Philip L. Rugani

Effective September 10, 2007, Philip L. Rugani, was appointed Executive Vice President, Field Operations of AXS-One. Mr. Rugani, age 50, was Vice President, Americas of IBM since November 2006 and was Senior Vice President Americas and Worldwide Channel Operations of FileNet Corporation from January 2003 until its acquisition by IBM in November 2006. Mr. Rugani has over 25 years of experience in senior executive positions with software and technology companies. AXS-One entered into a letter agreement with Mr. Rugani with respect to the terms of his employment as described below.

(e) Letter Agreement and Compensation Arrangements with Philip L. Rugani

On September 4, 2007, AXS-One entered into a letter agreement with Philip L. Rugani, pursuant to which Mr. Rugani was appointed Executive Vice President, Field Operations of AXS-One effective September 10, 2007. Pursuant to the agreement, Mr. Rugani will be an “at will” employee paid a starting salary of $275,000.00 per year and will be eligible for a target bonus of 50% of base salary prorated for 2007 ($45,833 for 4 months) as determined in the sole discretion of the Compensation Committee of the Board of Directors.

Subject to delivering a customary release, if, at any time, AXS-One terminates Mr. Rugani’s employment for any reason other than for Cause (as defined in the agreement), AXS-One will pay Mr. Rugani a severance benefit equal to 3 months of his base salary payable in 6 semi-monthly installments and will continue to provide employee benefit coverage during the severance period. In the event of a termination of Mr. Rugani’s employment by AXS-One without Cause or by Mr. Rugani for Good Reason (as defined in the agreement) on or within 12 months following a change of control, AXS-One will pay him a lump-sum amount equal to 6 months of his base salary, payable within three (3) business days following termination of employment, and will continue to provide him with health and welfare benefits, excluding 401(k), for 6 months following termination.

Mr. Rugani also agreed not to compete with AXS-One during the term of his employment or for a period of 6 months immediately following the termination of his employment and also agreed that during the term of his employment and for a period of 6 months immediately following the termination thereof, he will not employ or seek to employ anyone employed at that time by AXS-One or otherwise encourage or entice anyone to leave employment with AXS-One.

The foregoing description of the letter agreement with Mr. Rugani does not purport to be complete and is qualified in its entirety by reference to the letter agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. In addition AXS-One issued a press release with respect to the matters described above, a copy of which is filed as Exhibit 99.1 hereto.

Grant of Restricted Stock

In accordance with the terms of his letter agreement, on September 10, 2007 Mr. Rugani was awarded 500,000 shares of AXS-One common stock, which will vest over a four year period, with 25% vesting each year on the anniversary of the date of grant and shall otherwise be subject to the terms of the applicable AXS-One equity plan under which the restricted stock is issued (including with respect to acceleration upon a change of control as provided in the applicable plan).

Setting of 2007 Bonus Metrics

In connection with the letter agreement with Philip L. Rugani, the Compensation Committee of the Board of Directors of AXS-One Inc. set annual bonus metrics for fiscal 2007 based upon achievement of targets relating to revenue recognized in the Company’s 2007 financial statements.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits – The following exhibits are filed as part of this report:

10.1	Letter Agreement dated September 4, 2007 between AXS-One Inc. and Philip L. Rugani
99.1	Press Release dated September 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: September 10, 2007	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Executive Vice President, Chief Financial
Officer and Treasurer